Exhibit 4.1

THIS NOTE IS NOT A DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENT AGENCY.

THIS NOTE IS UNSECURED, AND IS JUNIOR AND SUBORDINATE IN RIGHT OF PAYMENT TO ALL SENIOR DEBT OF THE COMPANY, WHETHER NOW EXISTING OR HEREAFTER CREATED, WHICH SENIOR DEBT INCLUDES ALL INDEBTEDNESS OWED BY THE COMPANY TO ITS SECURED CREDITORS, ITS GENERAL CREDITORS AND DEPOSITORS. THIS NOTE IS INELIGIBLE AS COLLATERAL FOR ANY LOAN OR EXTENSION OF CREDIT BY THE COMPANY OR ITS SUBSIDIARIES. ANY HOLDER THAT IS A DEPOSITORY INSTITUTION WAIVES ALL RIGHTS OF SETOFF IT MAY HAVE AGAINST THE COMPANY UNDER THIS NOTE.

THIS NOTE (OR ITS PREDECESSOR) IS EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND IS BEING ISSUED IN A TRANSACTION NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION. ACCORDINGLY, THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND HAS NOT BEEN REGISTERED OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS.

IBERIABANK

SUBORDINATED CAPITAL NOTE

SERIES 2008-1

U.S. $25,000,000.00	No.-001-

FOR VALUE RECEIVED, IBERIABANK, a Louisiana bank (the “Company”), hereby makes and delivers this note as of July 21, 2008 and promises to pay to SunTrust Bank (“SunTrust”) at its offices at 303 Peachtree Street, Atlanta, GA 30308 or to any Holder or Holders at any other place as SunTrust or such other Holders may from time to time designate the principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000) on September 30, 2015 (the “Maturity Date”) and to pay interest thereon in arrears on each of March 31, June 30, September 30, and December 31 of each year, including the Maturity Date, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date, beginning on September 30, 2008), as provided below.

1. Interest.

(a) The Interest Rate for the initial interest period from the date of original issuance (as of July 21, 2008) to September 30, 2008 shall be 5.79063% per annum. Thereafter, interest on the outstanding principal amount of this Note and any successor Note or Notes (the “Notes”) at the rate equal to three-month LIBOR, as in effect for each Interest Reset Period, plus 3.00% per annum from September 30, 2008 until the Maturity Date. Interest will be computed and paid on the basis of a 360-day year and the actual number of days elapsed in the relevant interest period. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest shall also be due and payable when these Notes shall become due and payable (whether at maturity or otherwise). The Company shall pay interest on overdue principal and premium, if any, and interest to the extent all obligations of the Borrower hereunder are not paid in full at maturity of this Note, to the extent lawful and then permitted by Federal Reserve rules then applicable to subordinated capital notes includible within Tier 2 capital, at a rate per annum equal to the Interest Rate applicable from time to time plus 3.00% per annum (“Default Interest”). All Default Interest shall be payable on demand. For purposes of payment of interest by the Company, three-month LIBOR in respect of each Interest Payment Date shall be determined by the SunTrust.

(b) The “LIBOR Determination Date” is the second London business day prior to the “Interest Reset Date”, which shall be the same date as each interest payment date. On each LIBOR Determination Date, SunTrust, as calculation agent hereunder (“Calculation Agent”), will determine LIBOR for the period (the “Interest Reset Period”) beginning on such Interest Reset Date through the day immediately preceding the next succeeding Interest Reset Date, as follows: SunTrust, as Calculation Agent, will determine the offered rates for three-month U.S. Dollar deposits in the London interbank deposit market, commencing on such Interest Reset Date, which are specified on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Bank that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) London business days prior to the Original Issue Date and each Interest Reset Date; provided, that if no such offered rate appears on such page, the rate used will be the per annum rate of interest determined by SunTrust, as Calculation Agent, to be the rate at which deposits in U.S. Dollars for a three-month period are offered to SunTrust in the London interbank deposit market as of 10:00 A.M. (Atlanta, Georgia time), on the day which is 2 Business Days prior to each Interest Reset Date. If Reuters Screen LIBOR01 is replaced by another page, or if the Reuters service is replaced by a successor service, then LIBOR means the replacement page or service selected by SunTrust to display the London interbank offered rates of major banks.

Rates quoted must be based on a principal amount of at least U.S. $1,000,000. If fewer than three New York City banks selected by SunTrust are quoting rates, LIBOR for such Interest Reset Period will be determined as of the last Business Day preceding the Interest Determination Date on which three-month LIBOR can be determined from the Reuters Screen LIBOR01 Page.

The foregoing provisions of Section 1 notwithstanding, and regardless of whether SunTrust is a Holder of any of the Notes and prior to any Interest Reset Date, SunTrust, as Calculation Agent, shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the relevant London interbank deposit market, adequate means do not exist for ascertaining LIBOR, or (b) LIBOR does not adequately and fairly reflect the cost to SunTrust of maintaining the funding for the Notes, SunTrust, as Calculation Agent, shall give written notice (or telephonic or facsimile notice, promptly confirmed in writing) to the Company and the other Holders of Notes, if any, as soon as practicable thereafter. Until SunTrust notifies the Borrower that the circumstances giving rise to such notice no longer exist, interest on the Subordinated Term Loan shall be calculated at the Base Rate, as in effect from time to time, plus 1.30% per annum.

(c) If any change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, SunTrust hereunder, including the full principal amount of the Note and any accrued but unpaid interest and Default Interest, if any; or

(ii) impose on SunTrust or the eurodollar interbank market any other condition affecting this Note and the result of the foregoing is to increase the cost to SunTrust of maintaining the full amount provided to the Company hereunder or to reduce the amount received or receivable by SunTrust hereunder (whether of principal, interest or any other amount), then the Company shall promptly pay, upon written notice from and demand by SunTrust, for and on behalf of itself and any other Holder, within 5 Business Days after the date of such notice and demand, such additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

If SunTrust, as a Holder or as Calculation Agent, shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on SunTrust’s capital (or on the capital of any parent company of SunTrust) as a consequence of its obligations hereunder to a level below that which SunTrust or any SunTrust parent company corporation could have achieved but for such Change in Law (taking into consideration the policies of SunTrust and its parent companies with respect to capital adequacy) then, from time to time, within 5 Business Days after receipt by the Borrower of written demand by the Lender, the Company shall pay to SunTrust and the other Holders, if any, such additional amounts as will compensate SunTrust for any such reduction suffered.

A certificate of the Lender setting forth the amount or amounts necessary to compensate SunTrust shall be delivered to the Borrower and shall be conclusive, absent manifest error. The Borrower shall pay the Lender such amount or amounts within 10 days. Any failure or delay on the part of the SunTrust to demand compensation pursuant to this Section shall not constitute a waiver of SunTrust’s right to receive, and the Company’s obligation hereunder to pay, such compensation. Any additional compensation due hereunder as a result of this Section shall be paid to SunTrust and to any other Holder of Notes pro rata to the principal amount of Notes held by each of them

(d) In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by the Company or inadvertently received by the Holder, then the Holder promptly upon such determination shall return such excess sum. It is the express intent hereof that the Company not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Company under applicable law.

2. Method of Payment. The Company will pay interest on the Notes, except as to Default Interest, to SunTrust and any other Holders, at the close of business on the day immediately preceding the Interest Payment Date, even if such Notes are canceled after the related Record Date and on or before such Interest Payment Date, and as provided herein with respect to Default Interest. The Notes will be payable as to principal, premium, and interest, if any, by wire transfer of immediately available funds with respect to principal of, and premium and interest, if any, on all Notes the Holders of which have $5,000,000 or more principal amount of such Notes and who have provided appropriate wire transfer instructions to the Company. Such payment shall be in such lawful coin and currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments on this Note shall be applied first to accrued interest and the balance, if any, to principal. The Company’s obligations to pay the principal of, and interest (including Default Interest) on, this Note shall be evidenced by this Note and the records of SunTrust. The calculations of the interest rate and entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of, and payments by, the Company therein recorded; provided, that the failure or delay of SunTrust in maintaining or making such records or any error therein shall not in any manner affect the obligation of the Borrower to pay the principal of, and interest (including Default Interest) in accordance with the terms of this Note.

3. Form and Dating. The Notes may have notations, legends or endorsements required by law and agreements to which the Company is subject or usage. The Notes shall be issued initially in minimum denominations of $250,000 and integral multiples thereof, and may be transferred only in minimum denominations of $250,000 and integral multiples thereof.

4. Redemption. The Company shall have the option, but not the obligation, to redeem the Notes in full, or in part in multiples of not less than $1,000,000, on any Interest Payment Date upon not less than 30 days’ prior notice to SunTrust and the other Holders at any time prior to September 30, 2015, subject to prior Federal Reserve or any approval required by its then applicable regulators, if such approval is then required.

5. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes. The Notes or any interest therein may be assigned or otherwise transferred by the registered Holder(s) thereof; provided, any such transfer shall be made in a manner that does not require the Company to register the Notes under the Securities Act or any applicable state securities or blue sky laws. The Company shall record any assignment or transfer of the Notes promptly upon direction of such transfer, and confirmation from, a registered Holder of compliance herewith.

6. Amendment, Supplement and Waiver. Subject to certain exceptions, the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange for Notes). Without the consent of any Holder of a Note, the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to the Holders of the Notes in the case of a merger, consolidation or sale of all or substantially all of the assets of the Company, or to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Notes of any such Holder.

7. Subordination.

(a) This Note is unsecured, and is junior and subordinate in right of payment to all Senior Debt of the Company, whether now existing or hereafter created, which Senior Debt includes all indebtedness owed by the Company to its secured creditors, its general creditors and depositors.

(b) Upon or in the event of any distribution to creditors of the Company (i) in a total or partial liquidation or dissolution of the Company; (ii) in a bankruptcy, reorganization, insolvency, receivership, conservatorship or similar proceeding relating to the Company or its property; (iii) in an assignment for the benefit of creditors of the Company; or (iv) in any marshalling of the Company’s assets and liabilities:

(i) holders of Senior Debt shall be entitled to receive payment in full in cash of all Obligations due or to become due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rates specified in the applicable Senior Debt) before the Holders of Notes shall be entitled to receive any payment or distribution with respect to the Notes or on account of any Claim; and

(ii) until all Obligations with respect to Senior Debt (as provided in the immediately preceding paragraph (i)) are paid in full in cash, any payment or distribution (including any payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes) to which the Holders of Notes would be entitled but for this Section 7 shall be made to holders of Senior Debt; except that, in either case, Holders of Notes may receive payments and other distributions made from any fund held in trust for the benefit of Holders of the Notes.

(c) The Company may not make any payment or distribution (including any payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes) to any Holder of Notes in respect of Obligations or Claims with respect to the Notes and may not acquire from any Holder of Notes any Notes for cash or property (except that Holders of Notes may receive payments and other distributions made from any funds held in trust for the benefit of Holders of the Notes), until all principal, interest and other Obligations with respect to the Senior Debt have been paid in full in cash if:

(i) a default occurs in the payment when due of the principal of, interest on, or any other Obligation with respect to, any Senior Debt;

(ii) a default, other than a payment default, occurs and is continuing with respect to any Senior Debt that permits the holders of Senior Debt as to which such default relates to accelerate its maturity and the Company receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Senior Debt.

The Company may and shall, upon any required approval by the Federal Reserve or its then applicable regulators, if any, resume payments on, and distributions in respect of, the Notes and may acquire them upon:

(x) in the case of a default referred to in Section 7(c)(i), hereof, the date on which such default is cured or waived in accordance with the terms of such Senior Debt; or

(y) in the case of a default referred to in Section 7(c)(ii) hereof, the earlier of (1) the date on which such default is cured or waived in accordance with the terms of such Senior Debt, or (2) 179 days after the date on which the applicable Payment Blockage Notice is received by the Holders, unless the maturity of any Senior Debt has been accelerated.

If the Holders receive any such Payment Blockage Notice, no new Payment Blockage Notice shall be delivered pursuant to this Section 7 unless and until:

(i) 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

(ii) all scheduled payments of principal of, premium, if any, and interest on the Notes that have come due have been paid in full in cash.

Further, no nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holders shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

(d) If payment of the Notes is accelerated because of the occurrence of an Event of Default, then the Company shall cooperate to promptly notify each Representative, or if there is no Representative, each Holder of Senior Debt of the acceleration; provided, however, that so long as any Senior Debt is outstanding, any such acceleration shall not become effective, and the Company shall not make, and the Holders of Notes may not accept or receive, any payment with respect to the Notes until the day which is five Business Days after the receipt by Representatives of Senior Debt of written notice of acceleration. Thereafter, the Company may make payments with respect to the Note in accordance with the terms of this Note.

(e) In the event that any Holder of Notes receives any payment or distribution with respect to the Notes at a time when such Holder, as applicable, has actual knowledge that such payment or distribution is prohibited by Section 7 hereof, such payment or distribution shall be held by such Holder, in trust for the benefit of, and shall be segregated from other funds and property of such Holder of Notes and be paid forthwith over and delivered in the same form as received (with any necessary endorsement), upon written request, to, the trustee of the Senior Debt or the related Holders or their Representatives, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

(f) With respect to the holders of Senior Debt, the Holders (and each Trustee or Representative, if any, on behalf of such Holders) undertake to perform only such obligations on the part of the Holders as are specifically set forth in this Section 7, and no implied covenants or obligations with respect to the holders of Senior Debt shall be construed or implied into this Note against the Holders of Notes. The Holders of Notes shall not be deemed to owe any fiduciary or other duty to the holders of Senior Debt, and shall not be liable to any such holders for any payment or distribution to or on behalf of Holders of Notes or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Section 7, except if such payment is made as a result of the willful misconduct or gross negligence of the Holder.

(g) The Company shall promptly notify the Holders of any facts known to an Officer of the Company that would cause a payment of any Obligations with respect to the Notes or of any Claim to violate this Section 7, but failure to give such notice shall not affect the subordination of the Notes and all Claims of the Senior Debt as provided in Section 7.

(h) After all Senior Debt is paid in full in cash and until the Notes are paid in full in cash, Holders of Notes shall be subrogated (equally and ratably with all other Indebtedness that is pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Section 9 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders of Notes, a payment by the Company on the Notes.

(i) This Section 7 defines the relative rights of Holders of the Notes and holders of Senior Debt. Nothing in this Note shall:

(i) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest, including Default Interest, if any, on the Notes in accordance with their terms;

(ii) affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(iii) prevent any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.

(j) Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representatives. Upon any payment or distribution of assets of the Company referred to in this Section 7, the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7.

8. Certain Covenants. The Company covenants and agrees with the Holders that:

(a) The Company will not declare, pay or make any dividends or distributions on or in respect of, and will not authorize or call, redeem, repurchase or retire, any Company or Subsidiary securities or indebtedness ranking pari passu or junior to the Notes, including any Company junior subordinated debt, capital stock and equity securities, at any time when an Event of Default exists and is continuing hereunder or under the Note Purchase/Loan Agreement or where such action would result in such an Event of Default

(b) The Company may, without the prior written consent of the Holders, enter into agreements with respect to and consummate any mergers, consolidations, sales, leases or transfers of all or substantially all its business or assets, or any spin-off, split-off or restructuring, provided that, if the Company is not the surviving entity in the transaction, the successor entity is a corporation or other entity that is a bank or savings association that is an Insured Depository Institution organized under the laws of the United States or any state thereof or the District of Columbia, and which expressly assumes by supplemental written instrument the due and punctual payment of the principal and interest and other additional amounts on this Note, and the due and punctual performance and observance of all the covenants and conditions contained herein and in each of the Company’s indentures, indebtedness and loan agreements; and provided further, that immediately after giving effect to the transaction, there is no event of default under the other indentures, indebtedness and loan agreements of the Company or an Event of Default hereunder and no event, which, after notice or the lapse of time or both, would become an event of default under the other indentures, indebtedness and loan agreements, or an Event of Default hereunder. Notwithstanding any other provisions of this Note, it is expressly understood and agreed that any receiver or conservator of the Company shall have the right in the performance of its legal duties, and as part of liquidation designed to protect or further the continued existence of the Company or the rights of any parties or agencies with an interest in, or claim against, the Company or its assets, to transfer or direct the transfer of the obligations of this Note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on the Note and the due and punctual performance of all covenants and conditions hereunder; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Note, and shall serve to return the Holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the Holder, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

(c) The Company will do all things necessary to preserve and keep in full force and effect its legal existence, and all material rights and franchises in full force and effect, except as would not be disadvantageous to the Holders of the Notes, and to maintain its properties in good condition.

(d) Except as would not be disadvantageous to the Holders of the Notes, the Company will pay or discharge or cause to be paid and discharged before they become delinquent, all taxes, assessments and governmental charges levied upon it or any of its Subsidiaries or upon the income, profits or property of any of them; provided that the Company will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount applicability or validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the books and records of the Company or its Subsidiaries.

9. Defaults and Remedies. Events of Default include: (i) default which continues for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company for 30 days after receipt of notice from Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements or obligations in the Notes or the related Note Purchase/Loan Agreement with respect to the Notes; and (iv) the bankruptcy, insolvency, receivership or conservatorship with respect to the Company or any subsidiary or group of subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company. The Holders of the Notes may not accelerate the maturity of the Notes upon any Event of Default except in the case of an Event of Default arising as the result of the bankruptcy, insolvency, receivership, conservatorship or reorganization of the Company.

10. Miscellaneous.

(a) The transfer of Notes may be registered and Notes may be exchanged on the Company’s books and records. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and may require a Holder to pay any transfer taxes and fees required by law. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

(b) All parties now or hereafter liable with respect to this Note, whether the Company, any guarantor, endorser, any Successor or any other Person, hereby waive diligence, presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest, or any other notice of any kind with respect thereto. No delay or omission on the part of the Holder in the exercise of any right or remedy hereunder or under the related Note Purchase/Loan Agreement, or at law or in equity, shall constitute a waiver thereof in that or any subsequent instance, and no single or partial exercise by the Holder of any right or remedy hereunder, under the related Note Purchase/Loan Agreement, or at law or in equity, shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

(c) Time is of the essence for all purposes of this Note.

(d) This Note is ineligible as collateral for any loan or extension of credit by the Company or its Subsidiaries. Any Holder that is a depository institution waives all rights of setoff it may have against the Company under this Note.

(e) The Company shall pay (i) all out-of-pocket expenses of the Holder, including, without limitation, reasonable fees and charges of counsel actually incurred for the Holder in connection with the preparation, administration and/or enforcement of this Note, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if a Default occurs, all out-of-pocket expenses actually incurred by the Holder, including, without limitation, reasonable fees and charges of counsel actually incurred in connection with such Default and the collection and other enforcement proceedings resulting therefrom.

(f) Any notice or communication by the Company or the Holders to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the other’s address:

If to the Company:

IBERIABANK

200 West Congress Street, 12th Floor

Lafayette, Louisiana 70501

Facsimile No.: (504) 310-7322

Attention: Anthony J. Restel

If to the Holder:

SunTrust Bank

303 Peachtree Street

Atlanta, Georgia 30308

Facsimile: No.: (404) 581-1775

Attention: Christopher M. Houck

Each of the Company and the Holder, by notice to the others, may designate additional or different addresses for subsequent notices or communications. All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the United States mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(g) This Note may not be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, note, loan or debt agreement may not be used to interpret this Note.

(h) All agreements of the Company in this Note shall bind its successors.

(i) In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Each covenant or obligation set forth herein shall be independent of the others and any waiver or consent to departure with respect to one covenant shall not be deemed or construed to be a waiver or consent to departure with respect to any other covenant.

(j) The Headings and Sections of this Note have been provided for convenience of reference only, are not to be considered a part of this Note and shall in no way modify or restrict any of the terms or provisions hereof.

(k) Nothing in this Note, express or implied, shall give to any Person, other than the Holders, any benefit or any legal or equitable right, remedy or claim under this Note.

(l) Certain defined terms used herein shall have the meanings and interpretations provided in Exhibit 1 hereto and incorporated herein by this reference. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(m) This Note is the Note referred to in the Note Purchase/Loan Agreement, and is entitled to the benefits of such Note Purchase/Loan Agreement.

(n) THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE NOTES WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

[Signature Page Follows]

IN WITNESS WHEREOF, the party hereto has caused this Note to be duly executed under seal.

IBERIABANK

By
Name: Anthony J. Restel
Title: Senior Executive Vice President and Chief Financial Officer

[SEAL]

ASSIGNMENT FORM

To assign this Note, fill in the form below:1

(I) or (we) assign and transfer this Note to

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note) Signature Guarantee[2]:

[Exhibit 1 follows]

[1]	Subject to restriction on transfer. See Section 5 of the Note.

[2]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Paying Agent or Trustee, if any).

EXHIBIT 1

Certain Defined Terms and Interpretative Provisions

Defined Terms

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “affiliated,” “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar or any successor thereto.

“Bankruptcy Law” means Title 11, U.S. Code or any other applicable federal or state bankruptcy, insolvency or similar law for the relief of debtors, and any federal or state law pertaining to the appointment of a receiver, conservator, liquidator, assignee, custodian, trustee or similar official.

“Base Rate” means the higher of (i) the per annum rate which SunTrust publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender’s prime lending rate. Each change in the Lender’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “ person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means the board of directors (or other body having similar management functions) or any committee thereof duly authorized to act on behalf of such board. Except as expressly forth herein, any reference to the Board of Directors shall be a reference to the Board of Directors of the Company.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Paying Agent or Trustee (if any).

“Business Day” means any day other than a Legal Holiday, and further, with respect to Notes that bear interest based on LIBOR, any day in which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a “LIBOR Business Day”).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Claim” means any claim arising from rescission of the purchase or sale of the Notes, for damages arising from the purchase or sale of the Notes or for reimbursement or contribution on account of such a claim.

“Closing Date” means the date of this Note.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency spot or futures or options agreements or other similar agreement to which such Person is a party or beneficiary.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC as the Depositary with respect to the Notes, until a successor shall have been duly appointed and qualified to become such and, thereafter, “Depositary” shall mean or include such successor.

“DTC” means The Depository Trust Company, New York, New York.

“Event of Default” has the meaning provided in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations of the SEC promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“FDI Act” means the Federal Deposit Insurance Act and any successor thereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or its delegee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, self-regulatory authority, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Federal Reserve, the FDIC and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (including any trust company subsidiaries whether or not they take deposits), or any court, administrative agency, arbitral authority, self-regulatory authority or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority.

“Guarantee” means a guarantee or other assurance of Indebtedness of another Person, whether as an obligor, guarantor or otherwise, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, and in any manner including, by way of a pledge of assets or other security or collateral or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Currency Agreements and Interest Rate Agreements.

“Holder,” “Noteholder” and “Holder of Note” mean a Person in whose name a Note is registered.

“incur” shall mean, with respect to any Indebtedness or other Obligation, to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or other Obligation.

“Indebtedness” means, with respect to any specified Person, any Obligations of such Person in respect of:

(i) borrowed money;

(ii) debt securities, bonds, notes, debentures or similar instruments, letters of credit, securities purchase facilities and reimbursement agreements in respect thereof;

(iii) banker’s acceptances;

(iv) Capital Lease Obligations;

(v) the deferred and unpaid balance of the purchase price of any property, all obligations of that Person under any conditional sale or title retention agreement, except any such balance that constitutes an accrued expense or trade payable; or

(vi) any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The incurrence of Indebtedness Guaranteed by the specified Person shall, for purposes of this Note, be the incurrence of Indebtedness by such specified Person.

The amount of any Indebtedness outstanding as of any date shall be:

(i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount thereof, together with any accrued but unpaid interest thereon, in the case of any other Indebtedness, and premium, if any; and

(iii) the amount of Indebtedness of such specified Person arising by reason of a Guarantee of Indebtedness.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate futures or option contracts, or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Issue Date,” with respect to any Notes, means the date on which such Notes are originally issued.

“Junior Subordinated Debt” means the Company’s Trust Preferred Securities and the related Guarantees and Junior Subordinated Debentures, any Indebtedness that is subordinate to or on a parity with any of the foregoing Indebtedness, and any Indebtedness that is by its terms subordinate to the Indebtedness incurred under this Note.

“Law” means any law, rule, regulation or published interpretation by any Governmental Authority, or order, guideline, directive, or request made by a Governmental Authority to SunTrust or to any SunTrust or parent company.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or Atlanta, Georgia are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Note Purchase/Loan Agreement” means each of (i) the Note Agreement, dated as of July 21, 2008, by and between the Company and SunTrust, and (ii) any other similar agreement relating to Additional Notes, as each may be amended, modified, or supplemented from time to time.

“Obligations” means any obligation, direct or indirect, contingent or non-contingent, matured or unmatured, to pay principal, interest, penalties, fees, indemnifications, reimbursements, damages, accounts payable and other liabilities of any kind whatsoever, including any guarantee by the Company for the repayment of Indebtedness, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President whose principal duties relate to financial matters, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” means a certificate signed on behalf of a Person by the principal executive officer, the principal financial officer or the principal accounting officer of such Person.

“Payment Blockage Notice” has the meaning ascribed in Section 7 of this Note.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Indebtedness; provided, however, that if, and for so long as, any Indebtedness lacks such a representative, then the Representative for such Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Indebtedness in respect of any Indebtedness.

“SEC” means the United States Securities and Exchange Commission (or any successor federal regulatory body having similar jurisdiction).

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Senior Debt” means

(i) any of the Company’s Indebtedness that, by its terms, is senior, or has a higher priority, in right of payment to the Notes,

(ii) any of the Company’s Indebtedness or other Obligations with respect to Hedging Obligations and commodity contracts,

(iii) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar Obligations in respect of Obligations of others of a type described in clauses (i), (ii) and (iii), whether or not such Obligation is classified as a liability on the balance sheet prepared in accordance with GAAP, and

(iv) Obligations owed to general creditors, including obligations to the Federal Reserve Bank, FDIC, and any rights acquired by the FDIC as a result of loans made by the FDIC to the Company or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. § 1823(c), (d) or (e), whether now outstanding or hereafter incurred, and obligations owed to depositors of the Company, in each case whether outstanding on the date of execution of this Note or thereafter incurred, other than Subordinated Debt and Junior Subordinated Debt, including the Company’s Trust Preferred Securities Guarantees and the related Junior Subordinated Debentures.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on the Closing Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means any Debt of the Company (whether outstanding on the Closing Date or thereafter incurred) that is subordinate or junior in right of payment to all Senior Debt pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person:

(i) any corporation, association or other business entity of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Trustee” means the party, if any, named as such, to hold payments on the Notes during the continuance of a Default.

“Trust Preferred Securities Guarantees” shall mean the guarantees issued by the Company in connection with any trust preferred securities issued by an Affiliate to purchase Junior Subordinated Debt issued by the Company and any Guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock that is by its terms subordinated to or on a parity with the Junior Subordinated Debt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Interpretative Provisions

Unless the context otherwise requires, for purposes of this Note:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular and any reference to gender includes all genders;

(v) provisions apply to successive events and transactions;

(vi) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(vii) the terms “include,” “included,” and “including,” and words of similar meaning, shall be deemed to be without limitation, whether by enumeration or otherwise;

(viii) in computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”;

(ix) unless otherwise specified (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(x) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; and

(xi) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Note as a whole and not to any particular provision hereof.